Filed pursuant to Rule 424(b)(3)
    Registration No. 333-257306
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated July 2, 2021)
The Original BARK Company
Up to 30,375,545 Shares of Common Stock
5.50% Convertible Senior Secured Notes due 2025
Up to 9,843,433 Shares of Common Stock Underlying 2025 Convertible Notes
This prospectus supplement supplements the prospectus dated July 2, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-257306). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 15, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to 8,478,333 shares of our common stock, $0.0001 par value per share (“Common Stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”). The Prospectus and this prospectus supplement also relate to the resale or disposition from time to time upon the expiration of lock-up agreements, if applicable, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 20,000,000 shares of our Common Stock, issued in a private placement, (ii) the selling warrant holders named in the Prospectus or their permitted transferees of up to 1,897,212 shares of Common Stock issuable upon the exercise of assumed warrants at a weighted average price of $1.05 per share held by former warrant holders of BarkBox, Inc., (iii) the selling holders or their permitted transferees (the “Selling Noteholders”) of up to approximately $98,434,330 in aggregate principal amount of outstanding 5.50% convertible senior secured notes due 2025 (the “2025 Convertible Notes”) (including approximately $21,050,997 principal amount of in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date) and (iv) the Selling Noteholders of up to 9,843,433 shares of Common Stock issuable upon conversion of the 2025 Convertible Notes (including 2,105,100 shares of Common Stock issuable upon the conversion of approximately $21,050,997 principal amount of in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date).
Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “BARK” and “BARK WS,” respectively. On September 15, 2021, the closing price of our Common Stock was $8.02 and the closing price for our Public Warrants was $1.78. The 2025 Convertible Notes will not be listed for trading.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 11 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is September 16, 2021.

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
_____________________________________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported):
September 10, 2021
 ________________________________________________________________________________________________
The Original Bark Company
(Exact name of registrant as specified in its charter)

Delaware	001-39691	83-4109918
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Canal Street New York, NY		10013 (Zip Code)
(Address of Principal Executive Offices)

(855) 501-2275
(Registrant’s telephone number, including area code)
_________________________________________________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BARK	New York Stock Exchange
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BARK WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
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Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2021, John Toth informed The Original BARK Company (the “Company”) of his intention to resign as Chief Financial Officer (“CFO”). Mr. Toth has indicated to the Company that he is resigning from his position to spend more time with his family on the West Coast and not as the result of any dispute or disagreement with the Company’s accounting principles or practices or financial statements and disclosures. The Company has initiated a search for its next CFO with the assistance of an external search firm. Mr. Toth will continue in his role to ensure a smooth and constructive transition to his successor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Original BARK Company

By: /s/ Manish Joneja
Name: Manish Joneja
Title: Chief Executive Officer

Date: September 16, 2021

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